Exhibit 99.1

CSK AUTO CORPORATION REDEEMS REMAINING BALANCE OF 12% SENIOR NOTES

PHOENIX, AZ, December 15, 2004 — CSK Auto Corporation (NYSE: CAO) announced today that it has completed the redemption of the remaining $14,910,000 in aggregate principal amount of CSK Auto, Inc.’s 12% Senior Notes due 2006. The redemption was funded with existing cash on hand, and will result in a reduction in annual interest expense of approximately $1,800,000. In addition to the payment of the principal amount, the Company paid $1,789,200, which represents $894,600 for an early redemption premium of 6% of the principal amount outstanding and $894,600 for accrued and unpaid interest through the date of redemption. The Company had repurchased approximately 94% of the $280,000,000 initial outstanding principal amount of such notes in January 2004 pursuant to a cash tender offer.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of October 31, 2004, the Company operated 1,129 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained within this release are forward looking statements. They discuss, among other things, business strategies, future revenues and future performance. The forward looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, the state of the economy, demand for the Company’s products, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward looking statements.

Contact: Don Watson

(602) 631-7224